Exhibit 99.1

Cognex Reports Record Bookings and Record Revenue for the Second Quarter of 2010

NATICK, Mass.--(BUSINESS WIRE)--August 2, 2010--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the second quarter of 2010. Revenue, net income, and net income per share for the quarter and six months ended July 4, 2010 are compared to the first quarter of 2010 and the second quarter and first six months of 2009 in Table 1 below.

Table 1

	Revenue	Net Income/(Loss)	Net Income/(Loss) per Share
Quarterly Comparisons
Current quarter: Q2-10	$71,811,000	$14,927,000	$0.38
Prior year’s quarter: Q2-09	$40,968,000	($6,419,000)	($0.16)
Change from Q2-09 to Q2-10	75%	**	**
Prior quarter: Q1-10	$58,967,000	$8,545,000	$0.22
Change from Q1-10 to Q2-10	22%	75%	74%
Year to Date Comparisons
Six months ended July 4, 2010	$130,778,000	$23,472,000	$0.59
Six months ended July 5, 2009	$83,255,000	($9,829,000)	($0.25)
Change from first six months of 2009 to first six months of 2010	57%	**	**
**not meaningful

“The second quarter of 2010 was a fabulous quarter for Cognex,” said Dr. Robert J. Shillman, Cognex’s Chairman and Chief Executive Officer. “Our record bookings and record revenue were due to strong growth across our entire customer base. In particular, customer demand from the Factory Automation market was at the highest level ever, and we received a near-record level of orders from the Surface Inspection market. Best of all is the bottom line….the substantial leverage that incremental revenue has on our profitability drove net income above 20% of revenue.”

Dr. Shillman continued, “Our strong financial performance in both the second quarter and first half of 2010 reflects the increasing demand for machine vision by manufacturers worldwide as they strive to improve quality and lower costs. To capitalize on that growing demand, we will continue to invest in new product development and in our worldwide sales and distribution organization.”

Details of the Quarter

Statement of Operations Highlights – Second Quarter of 2010

  Revenue for the second quarter of 2010 increased 75% from the second quarter of 2009 and 22% from the prior quarter. The increase in revenue, both year-on-year and sequentially, is primarily due to record revenue from the Factory Automation market. Each geographic region (Americas, Europe, Japan and Asia) and each of the primary product lines sold by Cognex into that market (Machine Vision Systems, Machine Vision Software, and I.D.) contributed to the increase. Revenue from the Semiconductor and Electronics Capital Equipment (SEMI) and Surface Inspection markets also increased on a year-on-year and sequential basis.
  Gross margin was 74% in the second quarter of 2010, 63% in the second quarter of 2009 and 73% in the prior quarter. The increase in gross margin, both year-on-year and sequentially, is primarily due to manufacturing efficiencies achieved from the higher revenue level. Product mix also contributed to the year-on-year increase; products from our Modular Vision Systems Division (MVSD), which are Cognex’s highest margin products, represented a higher percentage of total revenue in the second quarter of 2010 as compared to the second quarter of 2009.
  Research, Development & Engineering (R, D & E) spending in the second quarter of 2010 increased 5% from the second quarter of 2009 and was essentially flat with the prior quarter. R, D & E spending increased year-on-year due to a bonus accrual in the second quarter of 2010. The increase was partially offset by lower stock option expense and lower personnel-related costs.
  Selling, General & Administrative (S, G & A) spending in the second quarter of 2010 increased 15% from the second quarter of 2009 and 9% from the prior quarter. S, G & A spending increased year-on-year due to higher professional fees, sales commissions, a bonus accrual, and spending on marketing initiatives. The increase was partially offset by lower personnel-related costs and lower stock option expense. S, G & A spending increased on a sequential basis due to the bonus accrual, stock option expense and marketing spending.
  The effective tax rate was 23% in the first and second quarters of 2010 as compared to a tax benefit of 18% in the second quarter of 2009. The increase in the effective tax rate year-on-year is due to more of the company’s profits being earned in higher tax jurisdictions in the second quarter of 2010.

Balance Sheet Highlights – July 4, 2010

  Cognex’s financial position as of July 4, 2010 was very strong, with no debt and $200,000,000 in cash and investments. In the second quarter of 2010, Cognex generated positive cash flow from operations of approximately $11,600,000, and paid out approximately $2,400,000 in dividends to shareholders.
  Inventories as of July 4, 2010 increased by approximately $3,300,000, or 19%, from the end of 2009 as Cognex increased inventory to support a higher anticipated level of business.

Financial Outlook

Revenue in the third quarter of 2010 is expected to be between $65 million and $68 million (which is a decrease of 5% to 9% on a sequential basis) due to typical seasonal softness in the Factory Automation market.

Non-GAAP Financial Measures

Exhibit 2 of this press release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes that these non-GAAP financial measures are useful to investors because they allow investors to more accurately assess and compare the company’s results over multiple periods and to evaluate the effectiveness of the methodology used by management to review its operating results. In particular, Cognex incurs expense related to stock options included in its GAAP presentation of cost of revenue, research, development, and engineering expenses (R, D & E), and selling, general and administrative expenses (S, G & A). Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted net income/(loss) and non-GAAP adjusted net income/(loss) per share when it evaluates its continuing operational performance and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex’s stock price. Cognex does not intend for these non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

Analyst Conference Call and Simultaneous Webcast

Cognex will host a conference call to discuss its results for the second quarter of 2010, as well as its financial and business outlook, today at 5:00 p.m. Eastern time. The telephone number for the live call is 866-261-3296 (or 703-639-1223 if outside the United States). A replay will begin at 8:00 p.m. Eastern time today and will run continuously until 11:59 p.m. Eastern time on Thursday, August 5, 2010. The telephone number for the replay is 888-266-2081 (or 703-925-2533 if outside the United States) and the access code is 1466504.

Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex’s website at http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors and systems are used in factories around the world where they guide, inspect, gauge, identify and assure the quality of a wide range of items during the manufacturing process. Cognex is the world's leader in the machine vision industry, having shipped more than 500,000 machine vision systems, representing over $2.5 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts USA, Cognex has regional offices and distributors located throughout North America, Japan, Europe, Asia and Latin America. For details, visit Cognex on-line at http://www.cognex.com.

Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” and similar words. These forward-looking statements, which include statements regarding business, economic and market trends, future financial performance, customer order rates, strategic plans, and the impact of the company’s cost-cutting measures, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) potential disruption to Cognex’s business from its restructuring programs; (3) the cyclicality of the semiconductor and electronics industries; (4) the inability to achieve significant international revenue; (5) fluctuations in foreign currency exchange rates; (6) the loss of a large customer; (7) the inability to attract and retain skilled employees; (8) the reliance upon key suppliers to manufacture and deliver critical components for Cognex products; (9) the failure to effectively manage product transitions or accurately forecast customer demand; (10) the inability to design and manufacture high-quality products; (11) the technological obsolescence of current products and the inability to develop new products; (12) the failure to properly manage the distribution of products and services; (13) the inability to protect Cognex proprietary technology and intellectual property; (14) involvement in time-consuming and costly litigation; (15) the impact of competitive pressures; (16) the challenges in integrating and achieving expected results from acquired businesses; (17) potential impairment charges with respect to Cognex’s investments or for acquired intangible assets or goodwill; (18) exposure to additional tax liabilities; and (19) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year 2009. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-Months Ended			Six-Months Ended
	Jul. 4,	Apr. 4,	Jul. 5,	Jul. 4,	Jul. 5,
	2010	2010	2009	2010	2009

Revenue	$71,811	$58,967	$40,968	$130,778	$83,255

Cost of revenue (1)	18,717	15,941	14,976	34,658	28,440

Gross margin	53,094	43,026	25,992	96,120	54,815
Percentage of revenue	74%	73%	63%	73%	66%

Research, development, and engineering expenses (1)	8,076	8,103	7,704	16,179	16,539
Percentage of revenue	11%	14%	19%	12%	20%

Selling, general, and administrative expenses (1)	25,738	23,622	22,404	49,360	48,545
Percentage of revenue	36%	40%	55%	38%	58%

Restructuring charges	39	49	3,738	88	4,035

Operating income (loss)	19,241	11,252	(7,854)	30,493	(14,304)
Percentage of revenue	27%	19%	(19%)	23%	(17%)

Foreign currency loss	(8)	(165)	(422)	(173)	(814)

Investment and other income	152	11	447	163	3,131

Income (loss) before income tax expense (benefit)	19,385	11,098	(7,829)	30,483	(11,987)

Income tax expense (benefit)	4,458	2,553	(1,410)	7,011	(2,158)

Net income (loss)	$14,927	$8,545	$(6,419)	$23,472	$(9,829)
Percentage of revenue	21%	14%	(16%)	18%	(12%)

Earnings (loss) per weighted-average common and common-equivalent share:
Basic	$0.38	$0.22	$(0.16)	$0.59	$(0.25)
Diluted	$0.38	$0.22	$(0.16)	$0.59	$(0.25)

Weighted-average common and common-equivalent shares outstanding:
Basic	39,683	39,667	39,656	39,675	39,656
Diluted	39,793	39,683	39,656	39,736	39,656

Cash dividends per common share	$0.06	$0.05	$0.05	$0.11	$0.20

Cash and investments per common share	$5.04	$5.12	$5.20	$5.04	$5.20

Shareholders' equity per common share	$9.95	$9.94	$10.05	$9.95	$10.05

(1) Amounts include stock option expense, as follows:
Cost of revenue	$25	$59	$122	$84	$393
Research, development, and engineering	83	251	391	$334	967
Selling, general, and administrative	319	(343)	1,276	$(24)	2,284
Total stock option expense	$427	$(33)	$1,789	$394	$3,644

COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-Months Ended			Six-Months Ended
	Jul. 4,	Apr. 4,	Jul. 5,	Jul. 4,	Jul. 5,
	2010	2010	2009	2010	2009

Revenue (GAAP)	$71,811	$58,967	$40,968	$130,778	$83,255

Research, development, and engineering expenses (GAAP)	$8,076	$8,103	$7,704	$16,179	$16,539
Selling, general, and administrative expenses (GAAP)	$25,738	$23,622	$22,404	$49,360	$48,545
Total RD&E and SG&A (GAAP)	$33,814	$31,725	$30,108	$65,539	$65,084

Stock option expense (benefit) included in RD&E and SG&A as follows:
Research, development, and engineering expense	$83	$251	$391	$334	$967
Selling, general, and administrative expense (benefit)	$319	$(343)	$1,276	$(24)	$2,284
Total stock option expense (benefit) included in RD&E and SG&A	$402	$(92)	$1,667	$310	$3,251

Total RD&E and SG&A excluding stock option expense (benefit) (Non-GAAP)	$33,412	$31,817	$28,441	$65,229	$61,833

Operating income (loss) (GAAP)	$19,241	$11,252	$(7,854)	$30,493	$(14,304)
Stock option expense (benefit)	427	(33)	1,789	394	3,644
Restructuring charges	39	49	3,738	88	4,035
Operating income (loss) excluding stock option expense (benefit) and restructuring charges (Non-GAAP)	$19,707	$11,268	$(2,327)	$30,975	$(6,625)
Percentage of total revenue (Non-GAAP)	27%	19%	(6%)	24%	(8%)

Net Income (loss) (GAAP)	$14,927	$8,545	$(6,419)	$23,472	$(9,829)
Stock option expense (benefit), net of tax	$283	$(13)	$1,193	$270	$2,439
Restructuring charges, net of tax	$30	$38	$3,065	$68	$3,309
Net income excluding stock option expense (benefit) and restructuring charges (Non-GAAP)	$15,240	$8,570	$(2,161)	$23,810	$(4,081)
Percentage of total revenue (Non-GAAP)	21%	15%	(5%)	18%	(5%)

Income (loss) per diluted share (GAAP)	$0.38	$0.22	$(0.16)	$0.59	$(0.25)
Stock option expense (benefit), net of tax	$-	$-	$0.03	$0.01	$0.06
Restructuring charges, net of tax	$-	$-	$0.08	$-	$0.09
Income (loss) per diluted share excluding stock option expense (benefit) and restructuring charges (Non-GAAP)	$0.38	$0.22	$(0.05)	$0.60	$(0.10)

COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	July 4,	December 31,
	2010	2009

Assets

Cash and investments	$199,841	$202,027

Accounts receivable	41,197	30,964

Inventories	20,100	16,832

Property, plant, and equipment	27,981	28,576

Goodwill and intangible assets	107,441	110,941

Other assets	57,909	50,529

Total assets	$454,469	$439,869

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$31,333	$23,770

Income taxes	12,640	6,743

Deferred revenue and customer deposits	15,609	14,908

Shareholders' equity	394,887	394,448

Total liabilities and shareholders' equity	$454,469	$439,869

COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-Months Ended			Six-Months Ended
	Jul. 4,	Apr. 4,	Jul. 5,	Jul. 4,	Jul. 5,
	2010	2010	2009	2010	2009

Revenue	$71,811	$58,967	$40,968	$130,778	$83,255

Revenue by division:
Modular Vision Systems Division	85%	87%	76%	86%	80%
Surface Inspection Systems Division	15%	13%	24%	14%	20%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Americas	32%	36%	34%	34%	35%
Europe	30%	30%	36%	30%	35%
Japan	21%	20%	18%	21%	21%
Asia	17%	14%	12%	15%	9%
Total	100%	100%	100%	100%	100%

Revenue by market:
Discrete factory automation	69%	71%	70%	70%	74%
Semiconductor and electronics capital equipment	16%	16%	6%	16%	6%
Web and surface inspection	15%	13%	24%	14%	20%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
INVESTOR CONTACT:
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com
or
BUSINESS PRESS:
Robin Pratt, 858-350-5065
Senior Manager, Corporate Communications
robin.pratt@cognex.com